Exhibit 10.1
Each of the following officers: Leonard R. Stein-Sapir, James J. Liguori, Kenneth L. Hignett, Barton J. Craig, Ramesh J. Gursahaney and Vincent J. Oddi executed the form of CIC attached as Exhibit 10.1.”

MORGAN’S FOODS, INC.
CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this "Agreement"), dated as of November 6, 2008, is made and entered into by and between Morgan’s Foods, Inc., an Ohio corporation (the "Company"), and ___________ (the "Executive").

WITNESSETH:

WHEREAS, the Executive is a senior executive or a key employee of the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

WHEREAS, the Company recognizes that, as is the case for most publicly- held companies, the possibility of a Change in Control (as defined below) exists;

WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives and key employees, including the Executive, applicable in the event of a Change in Control;

WHEREAS, the Company wishes to ensure that its senior executives and key employees are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control; and

WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the ongoing employ of the Company;

NOW, THEREFORE, in consideration of Executive’s continuation as the _____________ of the Company and of the mutual promises contained herein, the Company and the Executive hereby agree as follows:

SECTION 1

DEFINITIONS

1.1           In addition to terms defined elsewhere herein, the terms set forth below have the following meanings when used in this Agreement with initial capital letters:

(a)           “Affiliate” means a corporation, partnership, joint venture, sole proprietorship or other trade or business that is considered a single employer with the Company by application of Section 414 of the Code, such that it (i) is part of a ‘controlled group of corporations’ (within the meaning of Section 414(b) of the Code) with the Company, (ii) is ‘under common control’ (within the meaning of Section 414(c) of the Code) with the Company, or (iii) is a member of an ‘affiliated service group’ (within the meaning of Section 414(m) of the Code) with the Company.

(b)           "Board" means the Board of Directors of the Company.

(c)           "Cause" means that, prior to any Separation from Service as a result of Good Reason, the Executive shall have committed:

(i)             a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary;

(ii)            intentional wrongful damage to property of the Company or any Subsidiary;

(iii)           intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or

(iv)           willful and repeated failure to perform the duties associated with Executive’s position, which failure has not been cured within 30 days after the Company gives notice thereof to Executive;

and any such act shall have been demonstrably and materially harmful to the Company.  For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.  Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail.  Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

(d)           "Change in Control" means the occurrence during the Term of any of the following events:

(1)           the Board or shareholders of the Company approve a consolidation or merger that results in the shareholders of the Company, immediately prior to the transaction giving rise to the consolidation or merger, owning less than 50% of the total combined voting power of all classes of equity securities entitled to vote of the surviving entity immediately after the consummation of the transaction giving rise to the merger or consolidation;

(2)           the Board or shareholders of the Company approve the sale of substantially all of the assets of the Company or the liquidation or dissolution of the Company;

(3)           any person or other entity (other than the Company, a Subsidiary or any employee benefit plan sponsored by the Company (including any trustee of any such plan acting in its capacity as trustee)) purchases any common shares (or securities convertible into common shares) pursuant to a tender or exchange offer without the prior consent of the Board or becomes the beneficial owner of securities of the Company representing 35% or more of the voting power of the Company’s outstanding securities; provided, however, that any acquisition of, or ownership of, 35% or more of the voting power of the Company’s outstanding securities by  Leonard R. Stein-Sapir or the family of Leonard R. Stein-Sapir, individually or as a group, including, but not limited to, the spouse of Leonard R. Stein-Sapir and Leonard R. Stein-Sapir’s lineal descendants and their spouses and trusts for the benefit of any of the foregoing, shall not be a Change in Control; or

 (4)           during any two-year period, individuals who at the beginning of such period constitute the entire Board cease to constitute a majority of the Board, unless the election or the nomination for election of each new Director is approved by a majority of the Board who were in office at the beginning of that period) or at least two-thirds of the Directors then still in office who were Directors at the beginning of that period.

(e)           “Code” means the Internal Revenue Code of 1986, as amended.

(f)           “Director” means a member of the Board.

(g)           “Disability” means that Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, Executive immediately prior to the Change in Control

(h)           "Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary.

(i)           "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(j)           “Executive’s Annual Bonus” means the greater of Executive’s average annual bonus over the last three completed calendar years or the last five completed calendar years.  If Executive has not been employed by the Company for three completed calendar years, Executive’s Annual Bonus means the average annual bonus awarded to Executive for the completed calendar years during his employment, or if Executive has not been employed for a complete calendar year, Executive’s Annual Bonus means an amount equal to the incentive compensation Executive would have been entitled to in the year the Triggering Event occurred, calculated upon the assumption that 100% of personal and Company targets or performance goals were achieved in that year.

(k)           “Executive’s Annual Salary” means the greater of Executive’s annual base salary at the time of a Triggering Event or at the time of the occurrence of a Change in Control.

(l)           “Good Reason” means the occurrence of any of the following events, followed by notice to the Company or a Subsidiary (or any successor company), as applicable, of the occurrence of such event within 21 days of the occurrence and the failure of the Company or a Subsidiary (or any successor company), as applicable, to remedy such occurrence within 30 days of such notice:

(i)             A material diminution in the Executive’s base compensation.

(ii)            A material diminution in the Executive’s authority, duties, or responsibilities.

(iii)          A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including the implementation of a requirement that the Executive report to a corporate officer or employee of the Company instead of reporting directly to the Board.

(iv)           A material diminution in the budget, if any, over which the Executive retains authority.

(v)            A material change in the geographic location at which the Executive must perform the services.

(vi)          Any other action or inaction that constitutes a material breach by the Company or a Subsidiary (or any successor company), as applicable, of the Executive’s employment agreement, if one exists between the Executive and the Company or a Subsidiary (or any successor company).

(m)           “Involuntary Separation from Service” shall mean a Separation from Service due to the independent exercise by the Company or a Subsidiary (or any successor company) of the unilateral authority to terminate the Executive’s services, other than due to the Executive’s implicit or explicit request (except in the case of a Separation from Service due to Good Reason), where the Executive was willing and able to continue performing services. A Separation from Service due to Good Reason shall be considered an Involuntary Separation from Service.  A Separation from Service due to Company’s termination of Executive for Cause shall not be considered an Involuntary Separation from Service.

(n)           “Separation from Service” means the Executive’s termination from employment with the Company and all Affiliates on account of the Executive’s death, retirement or other such termination of employment, as determined in accordance with Section 409A of the Code and the regulations thereunder.  The Executive will not be deemed to have experienced a Separation from Service if the Executive is on military leave, sick leave or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time as is protected by either statute or contract.  The Executive will not be deemed to have experienced a Separation from Service if the Executive provides continuing services that average more than 20 percent of the services provided by the Executive to the Company or its Affiliates (whether as an employee or an independent contractor) during the immediately preceding 36-month period of services (or such shorter period of services to the Company and its Affiliates if the Executive has provided services to the Company or its Affiliates for less than 36 months).  If an Executive provides services both as an employee and as an independent contractor of the Company, the Executive must cease services in both capacities to be treated as having experienced a Separation from Service. If the Executive ceases providing services as an independent contractor and begins providing services as an employee, or vice versa, the Executive will not be considered to have a Separation from Service until the Executive has ceased providing services in both capacities.  If the Executive provides services both as an employee of the Company and a member of the Board, the services provided as a Director are not taken into account in determining whether the Executive has a Separation from Service under this Agreement unless it is aggregated with any plan in which the Executive participates as a Director under Section 409A of the Code and the regulations thereunder.

(o)           "Separation from Service Date" means the date upon which the Executive experiences a Separation from Service.

(p)            “Severance Compensation” means the severance compensation benefits to which the Executive is entitled under Section 3 of this Agreement following the occurrence of a Triggering Event.

(q)            “Severance Continuation Benefits” means the continued health and welfare benefits to which the Executive is entitled under Section 3 of this Agreement following the occurrence of a Triggering Event.

(r)           "Severance Period" means the period of time commencing upon the date of the first occurrence of a Change in Control and continuing until the earliest of (i) the second anniversary of the occurrence of the Change in Control, or (ii) the Executive's death or Disability.

(s)           “Specified Employee” means an employee of the Company or a Subsidiary who meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code). The identification of Specified Employees shall be conducted by the Company using a method (i) reasonably designed to include all specified employees, (ii) applying an objectively determinable standard providing no direct or indirect election by the Executive, and (iii) resulting in no more than 200 employees being treated as Specified Employees for any given date.  A Specified Employee determination shall take effect four months after the Company’s identification of the employees satisfying such requirements and shall be valid for the following twelve month period.

(t)           "Subsidiary" means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

(u)           "Term" means the period commencing as of the date hereof and expiring as of the later of (i) the close of business on January 1, 2011, or (ii) the expiration of the Severance Period; provided, however, that (A) commencing on January 1, 2011 and each January 1 thereafter, the term of this Agreement automatically will be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended, and (B) if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company and any Subsidiary, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect.  For purposes of this Section 1.1(u), the Executive shall not be deemed to have ceased to be an employee of the Company and any Subsidiary by reason of the transfer of the Executive's employment between the Company and any Subsidiary, or among any Subsidiaries.

(v)           “Triggering Event” means that the Executive experiences an Involuntary Separation from Service during the Severance Period, that is not the result of the occurrence of one or more of the following events:

(i)             The Executive's death;

(ii)            The Executive’s Disability; or

(iii)           Cause.

SECTION 2

OPERATION OF AGREEMENT

2.1           This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement will not be operative unless and until a Change in Control occurs.  Upon the occurrence of a Change in Control at any time during the Term, without further action, this Agreement shall become immediately operative.

SECTION 3

SEVERANCE COMPENSATION AND CONTINUATION BENEFITS

3.1          After the occurrence of Triggering Event, the Executive shall be entitled to the Severance Compensation and Severance Continuation Benefits described hereunder, provided that the Release required and described in Section 8 has been executed and delivered to the Company by Executive and, as applicable, such release has not been timely revoked:

(a)	Three times the Executive’s Annual Base Salary, plus three times the Executive’s Annual Bonus (collectively, the “Severance Compensation”); and

(b)
Continued health benefits for the Executive and his family, arranged for and provided at the Company’s expense (“Severance Continuation Benefits”) comparable to those health benefits provided on the date upon which the Change in Control occurred, and continuing for a period of eighteen (18) months; provided, however, that the Company shall not be obligated to provide or pay for Severance Continuation Benefits after the date upon which the Executive shall be eligible to receive benefits from another employer which are substantially equivalent to or greater than the benefits that the Executive and his family received from the Company; provided, further, that such Severance Continuation Benefits shall be provided by Company payment of the applicable COBRA premiums and shall be subject to the Executive’s timely election of COBRA coverage and other applicable COBRA rules.  The Severance Continuation Benefits shall run concurrently with the health insurance continuation obligations otherwise available under the COBRA rules.

3.2           If the Executive is not a Specified Employee, the Company will pay to the Executive the Severance Compensation described in Section 3.1(a) in a lump sum payment within 60 days after the Separation from Service Date, and the Severance Continuation Benefits described in Section 3.1(b) will be provided in-kind (subject to the requirements of COBRA and Section 409A of the Code).  If the Executive is a Specified Employee on the Separation from Service Date, the Company will pay to the Executive the Severance Compensation described in Section 3.1(a) in a lump sum payment within 60 days after the Separation from Service Date; provided, however, that to the extent that the Severance Compensation described in Section 3.1(a) exceeds the lesser of (a) the Executive’s annualized compensation for the preceding calendar year, or (b) two times the limit on compensation set forth in Section 401(a)(17) of the Code (the “Section 409A Severance Limit”), then payment under Section 3.1(a) shall be temporarily reduced by such amount as is necessary to ensure that the Section 409A Severance Limit is not exceeded (the “Section 409A Severance Reduction”) and paid in a lump sum payment within 60 days after the Separation from Service Date.  The Section 409A Severance Reduction shall be paid to the Executive in a lump sum payment six months following the Separation from Service Date.

3.3           The Severance Compensation and Severance Continuation Benefits described under this Section 3 shall be in addition to any other compensation, remuneration or benefits to which Executive is, or becomes, entitled to receive from the Company. An Involuntary Separation from Service that constitutes a Triggering Event under this Agreement will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Employee Benefits, which rights shall be governed by the terms thereof.  No amounts due or payable under this Agreement will be subject to set-off or counterclaim by either party.

3.4           Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Midwest Edition of The Wall Street Journal.  Such interest will be payable as it accrues on demand.  Any change in such prime rate will be effective on and as of the date of such change.

3.5           Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under this Section 3 will survive any termination or expiration of this Agreement or the Executive's Separation from Service (whether or not an Involuntary Separation from Service) following a Change in Control for any reason whatsoever.

SECTION 4

GROSS-UP PAYMENT

4.1           Notwithstanding anything in this Agreement to the contrary, in the event that it shall be determined (as hereinafter provided) that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any grants under any long-term incentive plan, stock option, restricted stock, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (in the aggregate “Total Payments”), would be subject, but for the application of this Section 4 to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) (the “Excise Tax”) by reason of being considered “contingent on a change in ownership or control” of the Company and as being considered an “excess parachute payment,” both within the meaning of Section 280G of the Code (or any successor provision thereto), then:

(a)           If the aggregate Parachute Value (as defined below) of the Total Payments is 110% or less than the Safe Harbor Amount (as defined below), then the Severance Compensation payable to Executive pursuant to Section 3 shall be reduced to such an amount so that Total Payments will be capped to the extent necessary so that Total Payments will not exceed the Safe Harbor Amount and no Excise Tax will be triggered.

(b)           If, however, the aggregate Parachute Value of the Total Payments exceeds 110% of the Safe Harbor Amount, then the Severance Compensation  and Severance Continuation Benefits payable to Executive pursuant to Section 3 shall not be reduced as provided for under Section 4.1(a), but instead, the full amount of Severance Compensation, Severance Continuation Benefits and Total Payments shall be paid to Executive.  Further, to the extent the Total Payments are determined to exceed 110% of the Safe Harbor Amount and to be subject to the Excise Tax, the Company shall pay as soon as reasonably practicable to Executive an additional amount (a “Gross-up Payment”) to the extent necessary to place Executive in the same after-tax position as Executive would have been in had no such Excise Tax been imposed upon any portion of the Total Payments; provided, however, that any Gross-up Payment shall be paid to Executive no later than the end of Executive’s taxable year that follows the taxable year in which Executive pays the applicable Excise Tax.

For purposes of this Agreement, the “Safe Harbor Amount” is the maximum aggregate Parachute Value of the Total Payments that may be paid or distributed to Executive without triggering the Excise Tax because such amount is less than three times Executive’s “base amount,” within the meaning of Section 280G of the Code.  The “Parachute Value” of the Total Payments is the aggregate present value as of the date of the Change in Control of that portion of the Total Payments that constitutes “parachute payments,” within the meaning of Section 280G of the Code.

The calculation of the Total Payments, the potential Excise Tax liability, the Safe Harbor Amount, the Parachute Value, and the Gross-up Payment, as well as the method in which the reduction in Severance Compensation payable to Executive pursuant to Section 3 will be applied under Section 4.1(a), shall be conducted and determined by a national accounting firm selected by the Company and its determinations shall be binding upon all parties; provided, however, that if the calculation of such national accounting firm will result in a reduction of any of the Severance Compensation payable to Executive pursuant to Section 3, prior to issuance of the final and binding determination, Executive shall be given a reasonable opportunity to (i) review and comment upon all of the material, information and documentation provided to the national accounting firm by the Company, and (ii) offer such input as Executive may determine to be helpful to the national accounting firm’s preliminary determination.

4.2           If, notwithstanding the determination of the national accounting firm or any subsequent reduction in any of the Severance Compensation payable to Executive pursuant to Section 3, any portion of the Total Payments are determined by the Internal Revenue Service to result in an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Excise Tax (or any similar tax or assessment), the amounts payable to Executive by the Company shall be increased to the extent necessary to place Executive in the same after-tax position as Executive would have been in had no such tax been imposed on any such amount paid or payable to Executive under this Agreement.

4.3           If in any future year a determination is made that the reduction described in Section 4.1(a) was not required, then payment of such reduced amount shall be made as soon as administratively feasible.

SECTION 5

NO MITIGATION OBLIGATION

5.1           The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Separation from Service Date and that the covenants contained in Section 6 will further limit the employment opportunities for the Executive.  In addition, the Company acknowledges that its severance pay plans applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the payment of the Severance Compensation and Severance Continuation Benefits by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

SECTION 6

COVENANTS, NON-COMPETITION, AND CONFIDENTIAL INFORMATION

6.1           For the first year following a Triggering Event, Executive shall not, directly or indirectly, do or suffer any of the following:

(a)           Own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity that has material operations which are engaged in the ownership, development or management of KFC or Taco Bell franchises; provided, however, that the ownership of not more than one percent (1%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant;

(b)           Without the prior written consent of the Company, on his own behalf or on behalf of any person or entity, directly or indirectly, hire or solicit the employment of any employee who has been employed by the Company or its subsidiaries at any time during the six (6) months immediately preceding such date of hiring or solicitation;

(c)           Use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company or any Affiliate except when required to do so by a court of competent jurisdiction; provided, however, that the foregoing restrictions shall not apply to the extent that such information (i) is clearly obtainable in the public domain, (ii) becomes obtainable in the public domain, except by reason of the breach by Executive of the terms hereof, (iii) was not acquired by Executive in connection with his employment or affiliation with the Company, (iv) was not acquired by Executive from the Company or its representatives, or (v) is required to be disclosed by rule of law or by order of a court or governmental body or agency.  For purposes of this Agreement, “Confidential Information” shall mean non-public information concerning the Company’s financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, pricing data, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, developments, marketing plans and other non-public, proprietary and confidential information of the Company or its Affiliates, that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company, or its Affiliates, as the case may be, to others not subject to confidentiality agreements.  In the event Executive’s employment is terminated for any reason, Executive immediately shall return to the Company all Confidential Information in his possession.

SECTION 7

EMPLOYMENT RIGHTS

7.1           Nothing express or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control.

SECTION 8

RELEASE

8.1           Payment and/or provision, as applicable, of the Severance Compensation and Severance Continuation Benefits set forth in Section 3 and the Gross-Up Payment set forth in Section 4 hereto is conditioned upon the Executive executing and delivering a release of claims against the Company (the "Release").  Such release shall be delivered to the Company no later than 45 days following a Triggering Event, shall be in a form and substance as determined by the Company, and, as applicable, shall not be timely revoked by Executive, and will include among its terms the operative language substantially similar to the following:

In exchange for the payments set forth in the Change in Control Severance Agreement by and between Morgan’s Foods, Inc. (the “Company”) and myself (the “CIC Agreement”), I and my heirs, personal representatives, successors and assigns, hereby forever release, remise and discharge the Company and each of its past, present, and future officers, directors, shareholders, members, employees, trustees, agents, representatives, affiliates, successors and assigns (collectively the “Released Parties”) from any and all claims, claims for relief, demands, actions and causes of action of any kind or description whatsoever, known or unknown, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which I now have, have had, or may hereafter have against any of the Released Parties from the beginning of my employment with the Company to the date of this release, arising from, connected with, or in any way growing out of, or related to, directly or indirectly, (i) my employment by the Company, (ii) my service as an officer or key employee, as the case may be, of the Company, (iii) any transaction prior to the date of this release and all effects, consequences, losses and damages relating thereto, (iv) the services provided by me to the Company, or (v) my termination of employment with the Company under the common law or any federal or state statute, including, but not limited to, all claims arising under the Civil Rights Acts of 1866 and 1964, the Fair Labor Standards Act of 1938, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Title 4112 of the Ohio Revised Code, and all other federal or state laws governing employers and employees; provided, however, that nothing in this release will bar, impair or affect the obligations, covenants and agreements of the Company set forth in the CIC Agreement.

SECTION 9

WITHHOLDING OF TAXES

9.1           The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

SECTION 10

SUCCESSORS AND PARTIES IN INTEREST

10.1           This Agreement will be binding upon and will inure to the benefit of the Company and its successors and assigns, including, without limitation, any corporation or other person which acquires, directly or indirectly, by purchase, merger, consolidation or otherwise, all or substantially all of the business or assets of the Company.  Without limitation of the foregoing, the Company will require any such successor, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that it is required to be performed by the Company.  This Agreement will be binding upon and will inure to the benefit of Executive, his heirs at law and his personal representatives.

SECTION 11

NOTICES

11.1           For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

SECTION 12

SECTION 409A OF THE CODE

12.1           This Agreement is intended to be operated in compliance with the provisions of Section 409A of the Code (including any rulings or regulations promulgated thereunder). In the event that any provision of this Agreement fails to satisfy the provisions of Section 409A of the Code, then such provision shall be void and shall not apply to a payment or benefit otherwise due to the Executive, to the extent practicable.  In the event that it is determined to not be feasible to so void a provision of this Agreement as it applies to a payment or benefit due to Executive or his or her beneficiary(ies), such provision shall be construed in a manner so as to comply with the requirements of Section 409A of the Code. The Company expressly reserves the right to amend this Agreement, in its sole discretion, to comply with Section 409A of the Code in the event it later determines that any provision herein causes this Agreement not to comply with Section 409A of the Code. In particular, to the extent Executive becomes entitled to receive payments subject to Section 409A of the Code upon an event that does not constitute a permitted distribution event under Section 409A(a)(2) of the Code, then notwithstanding anything to the contrary in this Agreement, the timing of payment to Executive will be adjusted accordingly.

SECTION 13

DISPUTE RESOLUTION/ARBITRATION AGREEMENT;
GOVERNING LAW AND JURISDICTION

13.1           Executive and the Company agree that, subject to the express exceptions set forth in this Section 13, any dispute, claim or controversy that could be brought in court (collectively referred to herein as “Legal Claim”) that Executive has against the Company or that the Company has against Executive relating to or arising out of the terms of this Agreement shall be resolved by final and binding arbitration as set forth in this Section 13. Under this Section 13, the term Legal Claim includes any allegations of unlawful discrimination, harassment, wrongful discharge, constructive discharge, and claims related to the payment of wages or benefits, under federal, state or local law and further includes, but is not limited to, contract, tort, common law, and statutory claims.  By agreeing to this Section 13, Executive and the Company expressly waive any right that they may have to resolve any covered Legal Claim through any other means, including a jury or court trial.

13.2           Executive and the Company agree that any covered Legal Claim shall be resolved by exclusive, final and binding arbitration to be conducted in accordance with the American Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures and held in the county in which the Executive provides a majority of Executive’s services.  In any arbitration proceeding, the Arbitrator shall apply the terms of this Section, and applicable federal, state, and local law.  In the event any portion of this Section 13 is held inapplicable as in violation of applicable law, as determined by the arbitrator selected herein or a court of competent jurisdiction, the offending portion of this provision may be removed or modified and the remainder of this Section 13 shall not be affected.  This Section 13 shall be governed by the Federal Arbitration Act as will any actions to compel, enforce, vacate or confirm proceedings, awards, or orders of the arbitrator under the dispute resolution/arbitration agreement embodied by this Section 13.

13.3           This Agreement will be governed by, and construed in accordance with, the laws of the State of Ohio, except for the laws governing conflict of laws.  Subject to this Section 13, if either party institutes a suit or other legal proceedings, whether in law or equity, Executive and the Company hereby irrevocably consent to the jurisdiction of the Common Pleas Court of the State of Ohio (Cuyahoga County) or the United States District Court for the Northern District of Ohio.

SECTION 14

MISCELLANEOUS

14.1           If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

14.2           No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  References to Sections are to references to Sections of this Agreement.

14.3           This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

14.4           Neither this Agreement nor any benefits payable hereunder will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge or to execution, attachment, levy or similar process at law, whether voluntary or involuntary.

14.5           This Agreement constitutes the entire understanding between the Company and Executive concerning the subject matter hereof and supersedes all prior written or oral agreements or understandings between the parties hereto, including all prior Change in Control agreements or arrangements by and between the Company and Executive.   Nothing in this Agreement is intended to affect Executive’s rights, including rights to indemnification, if applicable, under the Company’s Code of Regulations.  No term or provision of this Agreement may be changed, waived, amended or terminated except by a written instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

[Executive]

MORGAN’S FOODS, INC.

By:
[name]

By:
[name]

SOLICITORS, 030097, 091001, 102494788.1, Change in Control Severance Agreement 9/17